AMENDMENT NO. 4
TO THE DECLARATION OF TRUST OF
KINETICS PORTFOLIOS TRUST
(A DELAWARE STATUTORY TRUST)

The undersigned hereby certifies that the following resolutions were duly adopted by the Board of Trustees of Kinetics Portfolios Trust (the “Trust”) on December 6, 2007.

RESOLVED, that the Trust’s Declaration of Trust dated March 14, 2000 be amended to change the designation and name of “The Internet Emerging Growth Portfolio” Series to “The Emerging Growth Portfolio” Series; and

FURTHER RESOLVED, that the officers of the Trust be, and each hereby is, authorized and empowered to execute and deliver any and all documents, instruments, papers and writings, including, but not limited to, any instrument to be filed with the Secretary of State of the State of Delaware, and to do any and all other acts, in  the name of the Trust and on its behalf, as he, she or they may deem necessary or desirable in connection with or in furtherance of the foregoing resolutions.

Date: February 8, 2008	/s/ Leonid Polyakov
Leonid Polyakov
Treasurer